EXHIBIT 10.17
ULTA SALON, COSMETICS & FRAGRANCE, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
(Effective January 1, 2009)

ULTA SALON, COSMETICS & FRAGRANCE, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
     Ulta Salon, Cosmetics & Fragrance, Inc. a Delaware corporation (the “Company”), hereby establishes the Ulta Salon, Cosmetics & Fragrance, Inc. Nonqualified Deferred Compensation Plan (the “Plan”), effective January 1, 2009 (the “Effective Date”). The purpose of the Plan is to provide Eligible Employees with the opportunity to accumulate additional retirement income on a tax-deferred basis. The Plan is intended to be a deferred compensation plan for a select group of management and highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan is also intended to comply in all respects with the requirements of Code Section 409A, and the provisions of the Plan shall be construed consistent with the requirements of Code Section 409A and applicable regulations and other guidance issued thereunder.
ARTICLE I
DEFINITIONS
     1.1 “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article V.
     1.2 “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).
     1.3 “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 8.1.
     1.4 “Board” shall mean the Board of Directors of the Company.
     1.5 “Bonus(es)” shall mean amounts paid to the Participant by the Company in the form of discretionary or incentive compensation or any other bonus designated by the Committee before reductions for contributions to or deferrals under any benefit plans sponsored by the Company.
     1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations and applicable authorities promulgated thereunder.
     1.7 “Committee” shall mean the Company’s Benefits Committee.
     1.8 “Company Contribution Account” shall mean the Account maintained for the benefit of a Participant which is credited with Company Discretionary Contributions, if any, pursuant to Article IV.
     1.9 “Company Discretionary Contributions” shall mean the contributions made by the Company in its discretion pursuant to Article IV.

     1.10 “Compensation” shall mean all amounts eligible for deferral during a particular Plan Year under Section 3.1.
     1.11 “Deferral Account” shall mean the Account maintained for each Participant which is credited with Participant deferrals pursuant to Section 5.1
     1.12 “Disability” shall mean (consistent with the requirements of Section 409A) that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Committee may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is disabled under this Plan.
     1.13 “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article V.
     1.14 “Eligible Employee” shall mean a highly compensated or management level employee of the Company designated by the Committee as eligible to participate in the Plan.
     1.15 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Department of Labor regulations and applicable authorities promulgated thereunder.
     1.16 “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, (but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A(a)(2)(v)).
     1.17 “Hardship Distribution” shall mean an accelerated distribution of benefits or a reduction or cessation of current deferrals pursuant to Section 7.6 to a Participant who has suffered a Financial Hardship.
     1.18 “Investment Fund” or “Funds” shall mean an investment fund or funds selected by the Committee pursuant to Section 5.4 of the Plan.
     1.19 “Investment Gain” shall mean, for each Investment Fund, an amount equal to the net gain on the assets of such Investment Fund during each month, as determined by the Committee.
     1.20 “Investment Loss” shall mean, for each Investment Fund, an amount equal to the net loss on the assets of such Investment Fund during each month, as determined by the Committee.

     1.21 “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.
     1.22 “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (1) voluntary deferrals of his or her Compensation, (2) the Investment Funds which shall act as the basis for crediting of Investment Gains and/or Investment Losses on Account balances, and (3) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.
     1.23 “Payment Date” shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Payment Date shall be the last day of the sixth (6th) month commencing after the event triggering the payout occurs. Subsequent installments, if any, shall be made in February of each succeeding Plan Year. The Payment Date of a Scheduled Distribution shall be February of the Plan Year in which the distribution is scheduled to commence.
     1.24 “Plan Year” shall mean the calendar year.
     1.25 “Qualified Plan” shall mean the Ulta Salon, Cosmetics & Fragrance 401(k) Retirement Plan, as in effect on January 1, 2009, and as amended thereafter from time to time.
     1.26 “Qualified Plan Limitations” shall mean the limitations imposed on a Participant’s elective deferrals under the Qualified Plan by Sections 401(k) and 402(g) of the Code.
     1.27 “Retirement” shall mean Termination of Service after having completed at least five (5) Years of Service.
     1.28 “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from a specified Deferral Account, including Investment Gains and Investment Losses thereon, as provided under Section 7.5.
     1.29 “Termination of Service” shall mean the termination of a Participant’s provision of services to the Employer as a result of (i) the Participant’s “separation from service,” as that term is defined in Code Section 409A and the Treasury Department regulations issued thereunder, or (ii) the Participant’s death.
     1.30 “Years of Service” shall mean the cumulative consecutive years of continuous full-time employment or service with the Company (including approved leaves of absence of six months or less or legally protected leaves of absence), beginning on the date the Participant first began service with the Company, and counting each anniversary thereof. In the event an Eligible Employee incurs a Termination of Service and is subsequently rehired by the Company and becomes a Participant, such Eligible Employee shall not receive credit for his or her prior Years of Service unless the Committee, in its sole discretion, determines otherwise.

ARTICLE II
PARTICIPATION
          An Eligible Employee shall become a Participant in the Plan by completing and submitting to the Committee the appropriate Participant Elections, including such other documentation and information as the Committee may reasonably request, during the enrollment period established by the Committee prior to the beginning of the first Plan Year in which the Eligible Employee shall be eligible to participate in the Plan.
ARTICLE III
PARTICIPANT DEFERRALS
     3.1 Deferral of Compensation. An Eligible Employee may elect to defer Compensation by making a deferral election in accordance with Section 3.2. An Eligible Employee may only elect to defer Compensation attributable to services provided after the time a deferral election is made. Elections shall take the form of a whole percentage of not less than 2% and not more than:
(1)	75% of Base Salary, and

(2)	100% of Bonuses, or

(3)	100% of Bonuses in excess of a dollar amount specified by the Participant.
     An Eligible Employee may also elect to defer a fixed dollar amount of his or her Bonus.
     3.2 Deferral Elections. An Eligible Employee may elect to defer Compensation at such time and in such manner as the Committee shall provide, subject to the following:
          (a) Subject to paragraph (c) below, a deferral election must be made by filing a Participant Election during the enrollment period established by the Committee. Such election period shall end no later than the day preceding the first day of the Plan Year in which such Compensation would otherwise be earned.
          (b) If an individual first becomes an Eligible Employee during a Plan Year, such individual shall not be entitled to participate in the Plan during such Plan Year may make a deferral election to participate in the Plan during the following Plan Year in accordance with Section 3.2(a). Such deferral election shall become effective for Compensation earned after the date such individual makes such deferral election.
          (c) If any Compensation constitutes “performance-based Compensation” within the meaning of Code Section 409A, the election period established by the Committee with respect to elections to defer such performance-based Compensation may extend to the date that is six months before the end of the performance period to which such performance-based Compensation relates.

          (d) A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year by filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year, which election shall be effective on the first day of the next following Plan Year. In the absence of an affirmative election by the Participant to the contrary, the deferral election for the prior Plan Year shall continue in effect for future Plan Years. After the beginning of the Plan Year, deferral elections with respect to Compensation for services performed during such Plan Year shall be irrevocable except in the event of Financial Hardship.
ARTICLE IV
COMPANY CONTRIBUTIONS
     The Company shall have the discretion to make Company Discretionary Contributions to the Plan at any time on behalf of any Participant. Company Discretionary Contributions shall be made in the complete and sole discretion of the Company and may take the form of matching or non-matching contributions. No Participant shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants.
ARTICLE V
ACCOUNTS
     5.1 Deferral Accounts. The Committee shall establish and maintain Deferral Accounts for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“Investment Fund Subaccounts”), each of which corresponds to an Investment Fund elected by the Participant pursuant to Section 5.4(a). A Participant’s Deferral Account shall be credited as follows:
          (a) As soon as practicable after amounts are withheld from a Participant’s Compensation, the Committee shall credit the Investment Fund Subaccounts of the Participant’s Deferral Account with an amount equal to the Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.2 that the Participant has elected to be deemed to be invested in each respective Investment Fund;
          (b) Each business day, each Investment Fund Subaccount of a Participant’s Deferral Account shall be credited with Investment Gains or Investment Losses in an amount equal to that determined by multiplying the balance credited to such Investment Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the percentage of net Investment Gain or Investment Loss for the corresponding Investment Fund as determined by the Company pursuant to Section 5.4(b); and
          (c) In the event that a Participant elects that a given Plan Year’s Deferral Account be distributed as a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and Investment Gains and Investment Losses associated with amounts allocated to such each separate Scheduled Distribution.

     5.2 Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Discretionary Contribution Account shall be further divided into separate Investment Fund Subaccounts corresponding to the Investment Fund elected by the Participant pursuant to Section 5.4(a). A Participant’s Company Contribution Account shall be credited as follows:
          (a) As soon as practicable after a Company Discretionary Contribution is made, the Company shall credit the Investment Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Discretionary Contributions, if any, made on behalf of that Participant, that the Participant has elected to be deemed to be invested in each respective Investment Fund; and
          (b) Each business day, each Investment Fund Subaccount of a Participant’s Company Contribution Account shall be credited with Investment Gains or Investment Losses in an amount equal to that determined by multiplying the balance credited to such Investment Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the percentage of net Investment Gain or Investment Loss for the corresponding Investment Fund as determined by the Company pursuant to Section 5.4(b).
     5.3 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
     5.4 Investment Elections.
          (a) Participant Direction. At the time of entering the Plan and/or of making the deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the Investment Funds in which the Participant’s Account or Accounts shall be deemed to be invested for purposes of determining the amount of Investment Gains and Investment Losses to be credited to each Account. The Participant may specify that all or any percentage of his or her Account or Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the types of Investment Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. A Participant may change the designation made under this Section on a daily basis by electronically filing a Participant Election in the manner provided by the Committee. During payout, the Participant’s Account shall continue to be credited or debited with Investment Gains and Investment Losses. If a Participant fails to make an investment election under this Section for a particular Account, such Account shall be invested in the default Investment Fund selected by the Committee for such purpose.
          (b) Prior to the beginning of each Plan Year, the Committee shall select, in its sole and absolute discretion, commercially available Investment Funds for the applicable Plan Year and shall communicate each of the alternative types of Investment Funds to the Participant pursuant to subsection (a) of this Section 5.4. The Investment Gains and Investment Losses of

each such commercially available investment fund shall be used to determine the amount of Investment Gains or Investment Losses to be credited to Participant’s Account under Article V. The Participant’s choice among investments shall be solely for purposes of calculation of Investment Gains and Investment Losses on Accounts. The Company shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other general unsecured general creditor of the Company.
     5.5 Statement of Accounts. The Committee shall provide each Participant with written or electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each calendar quarter.
ARTICLE VI
VESTING
     6.1 Vesting of Deferral Accounts. The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Account or Accounts.
     6.2 Vesting of Company Contributions Account. Amounts credited to the Participant’s Company Contribution Account may be subject to such vesting schedule as the Company may determine at the time it makes a Company Discretionary Distribution. Any such vesting schedule shall be based upon the Participant’s completed Years of Service.
          In the event of Termination of Service as a result of Retirement, Disability or death, regardless of the Participant’s Years of Service, the Participant’s Company Contribution Account shall be fully vested.
ARTICLE VII
DISTRIBUTIONS
     7.1 Distribution Elections.
          (a) Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any Investment Gains or Investment Losses) from among the alternatives specified in this Article VII.
          (b) Modification of Election. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A. Except as expressly provided in Section 7.4 or as otherwise permitted by the Treasury Department regulations issued under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met:
               (1) the new election is submitted prior to a Termination of Service;
               (2) in the case of payments made on account of Termination of Service or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

               (3) in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.
For purposes of application of the above change limitations, installment payments shall be treated as a single payment and only one change shall be allowed to be made by a Participant with respect to form of benefits to be received by such Participant upon Retirement. Election changes made pursuant to this Section 7.1 shall be made in accordance with rules established by the Committee, and shall comply with all requirement of Code Section 409A and applicable authorities.
     7.2 Retirement Distributions.
          (a) Timing and Form of Distributions. Except as otherwise provided in this Article VII, in the event of a Participant’s Retirement or Disability, the Distributable Amount credited to the Participant’s Deferral Accounts and Company Contributions Account shall be paid to the Participant in a lump sum commencing on the Payment Date following the Participant’s Retirement unless the Participant has made an election on a timely basis pursuant to Section 7.1 to receive the Retirement benefits in the form of a single lump sum or in fractional installments over two (2) to fifteen (15) years.
          (b) Small Benefit Exception. If on commencement of benefits payable from an Account, the Distributable Amount from such Account is less than or equal to ten thousand dollars ($10,000.00), the total Distributable Amount from such Account shall be paid in the form of a single lump sum distribution on the scheduled Payment Date, regardless of the Participant’s Years of Service.
     7.3 Termination Distributions. Except as provided in Section 7.5 with respect to a Participant’s Deferral Account, in the event of a Participant’s Termination of Service other than by reason of Retirement, death or Disability, the Distributable Amount credited to the Participant’s Deferral Accounts or Company Contribution Account shall be paid in a single lump sum on the Payment Date following Termination of Service.
     7.4 Death Benefits.
          (a) Prior to Commencement of Benefits. In the event that the Participant dies prior to commencement of benefit payable from an Account, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the Distributable Amount of such Account in a single lump sum on the Payment Date following the Participant’s death.
          (b) After Commencement of Benefits. In the event that the Participant dies after commencement of benefits payable from an Account, benefits from such Account shall continue to be paid to the Participant’s Beneficiary at the same time and in the same form as they would have been paid to the Participant had the Participant not died.

     7.5 Scheduled Distributions.
          (a) Scheduled Distribution Election. Participants shall be entitled to elect to receive a Scheduled Distribution from the Deferral Account. In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the Distributable Amount, with respect to the specified deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 7.1 of the Plan. In the case of an initial election under Section 7.1(a) a Participant’s Scheduled Distribution commencement date with respect to deferrals of Compensation for a given Plan Year shall be no earlier than three (3) years and no later than ten (10) years from the last day of the Plan Year for which the deferral election is first effective under Section 3.2(a). The Participant may elect to receive the Scheduled Distribution in a single lump sum or fractional annual installments over a period of up to five (5) years. A Participant may delay and change the form of a Scheduled Distribution, provided such extension complies with the requirements of Section 3.3.
          (b) Small Benefit Exception. If on commencement of benefits payable by reason of a Schedule Distribution the total balance of the Distributable Amount is less than ten thousand dollars ($10,000), the Scheduled Distribution shall be paid in the form of a single lump sum distribution on the scheduled commencement date.
          (c) Termination of Service. In the event of a Participant’s Termination of Service prior to commencement of a Scheduled Distribution, the Scheduled Distributions shall be distributed in the form applicable to such Termination of Service under Sections 7.3 or 7.4 above. In the event of a Participant’s Termination of Service for any reason after a Scheduled Distribution has commenced in the form of installment payments, such Scheduled Distribution benefits shall continue to be paid at the same time and in the same form as they would have been paid to the Participant had the Participant not terminated service.
          (d) Maximum Number of Scheduled Distributions. A Participant may not elect more than five (5) Scheduled Distributions remaining to be paid at any time.
     7.6 Financial Hardship Distribution. Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, the Committee may, at the request of the Participant or Beneficiary, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:
          (a) The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.
          (b) The amount distributed pursuant to this Section with respect to a Financial Hardship shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

          (c) The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.
          (d) Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to Treasury Regulations promulgated under Code Section 409A the Administrator may at the request of the Participant, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to an emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
ARTICLE VIII
PAYEE DESIGNATIONS AND LIMITATIONS
     8.1 Beneficiaries.
          (a) Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.
          (b) Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.
     8.2 Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
     8.3 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.
     8.4 Inability to Locate Payee. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the scheduled Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.
ARTICLE IX
ADMINISTRATION
     9.1 Committee. The Plan shall be administered by the Committee.
     9.2 Committee’s Rights, Duties and Powers. The Committee shall have all the powers necessary and appropriate to discharge its duties under the Plan, which powers shall be exercised in the sole and absolute discretion of the Committee, including, but not limited to, the power:
          (a) To construe and interpret the provisions of the Plan and to make factual determinations thereunder, including the power to determine the rights or eligibility under the Plan and amounts of benefits (if any) under the Plan, and to remedy ambiguities, inconsistencies or omissions, and such determinations by the Committee shall be binding on all parties.
          (b) To adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan and trust agreement, if any.
          (c) To direct the payment of distributions in accordance with the provisions of the Plan.
          (d) To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Employer) and to delegate to them such powers, rights and duties as the Committee may consider necessary or advisable to carry out the administration of the Plan.
          (e) To appoint an investment manager to manage (with power to acquire and dispose of) the assets of the Company that may be used to satisfy benefit obligations under the Plan, and to delegate to any such investment manager all of the powers, authorities and discretions granted to the Committee hereunder or to the trustee of any under Trust established to pay benefits under the Plan.
     9.3 Interested Committee Member. If a member of the Committee is also a Participant in the Plan, such Committee member may not decide or determine any matter or question concerning his or her participation in the Plan, unless such decision or determination could be made by the Committee member under the Plan if the Committee member were not serving on the Committee.
     9.4 Expenses. All costs, charges and expenses reasonably incurred by the Committee will be paid by the Employer. No compensation will be paid to a member of the Committee as such.
     9.5 Claims. Claims for benefits under the Plan shall be made in writing to the Committee or its duly authorized delegate. If the Committee or such delegate wholly or partially denies a claim for benefits, the Committee or, if applicable, its delegate shall, within a reasonable period of time, but no later than ninety (90) days after receipt of the claim, notify the claimant in writing or electronically of the adverse benefit determination. Notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant and shall contain:
          (a) the specific reason or reasons for the adverse benefit determination,
          (b) a specific reference to the pertinent Plan provisions upon which the adverse benefit determination is based,
          (c) a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary, and
          (d) an explanation of the Plan’s review procedure and the time limits applicable to such procedure including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination.
     If the Committee or its delegate determines that an extension of time is necessary for processing the claim, the Committee or its delegate shall notify the claimant in writing of such extension, the special circumstances requiring the extension and the date by which the Committee expects to render the benefit determination. In no event shall the extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. If notice of the denial of a claim is not furnished in accordance with this paragraph (a) within ninety (90) days after the Committee or its duly authorized delegate receives it (or within one hundred and eighty (180) days after such receipt if the Committee or its delegate determines an extension is necessary), the claim shall be deemed denied and the claimant shall be permitted to proceed to the review stage described below.
     Within sixty (60) days after the claimant receives the written or electronic notice of an adverse benefit determination, or the date the claim is deemed denied pursuant to the preceding paragraph, or such later time as shall be deemed reasonable in the sole discretion of the Committee taking into account the nature of the benefit subject to the claim and other attendant circumstances, the claimant may file a written request with the Committee that it conduct a full and fair review of the adverse benefit determination, including the holding of a hearing, if deemed necessary by the Committee. In connection with the claimant’s appeal of the adverse benefit determination, the claimant may review pertinent documents and may submit issues and comments in writing. The Committee shall render a decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary) require an extension of time for processing, in which case the sixty (60) day period may be extended to one hundred and twenty (120) days. The Committee shall notify the claimant in writing of any such extension, the special circumstances requiring the extension, and the date by which the Committee expects to render the determination on review. The claimant shall be notified of the Committee’s decision in writing or electronically. In the case of an adverse determination, such notice shall:
          (a) include specific reasons for the adverse determination,
          (b) be written in a manner calculated to be understood by the claimant,
          (c) contain specific references to the pertinent Plan provisions upon which the benefit determination is based,
          (d) contain a statement that the claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and
          (e) contain a statement of the claimant’s right to bring an action under section 502(a) of ERISA.
     9.6 No Liability. No employee, agent, officer, trustee or director of the Company or any Related Employer shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act be made in good faith.
ARTICLE X
MISCELLANEOUS
     10.1 Amendment or Termination of Plan. The Company may, at any time, direct the Committee to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances. If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination. Notwithstanding the forgoing, to the extent permitted under Code Section 409A and applicable authorities, the Company may, in its complete and sole discretion, accelerate distributions under the Plan in the event of a “change in ownership” or “effective control” of the Company or a “change in ownership of a substantial portion of assets” or under such other terms and conditions as may be specifically authorized under Code Section 409A and applicable authorities.
     10.2 Unfunded Plan. The Plan shall at all times be entirely unfunded and, except as provided in the following paragraph, no provision of this Plan shall at any time be made with respect to segregating any assets of the Company or any other Employer for payment of any benefits hereunder. Participants and Beneficiaries shall at all times have the status of general unsecured creditors of the Employers, and neither Participants nor Beneficiaries shall have any rights in or against any specific assets of the Employers. The Plan constitutes a mere promise by the Employers to make benefit payments in the future.
     The Company may establish a reserve of assets to provide funds for the payment of benefits under the Plan. Such reserve may be through the Trust and such reserve shall, at all times, be subject to the claims of general creditors of the Employers and shall otherwise be on such terms and conditions as shall prevent taxation to Participants and Beneficiaries of any amounts held in the reserve or credited to an account prior to the time payments are made. No Participant or Beneficiary shall have any ownership rights in or to any reserve.
     10.3 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.
     10.4 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.
     10.5 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Committee may deem necessary and taking such other actions as may be requested by the Committee. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of the Participant’s suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Committee.
     10.6 Receipt or Release. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

     10.7 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company.
     10.8 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
     10.9 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.
     10.10 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
     10.11 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
     10.12 Governing Law. This Plan shall be governed by and construed in accordance with the internal laws of the State of Illinois, to the extent not preempted by the laws of the United States.
     IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 27 day of October, 2008.

ULTA SALON, COSMETICS & FRAGRANCE, INC.

By:	/s/ Wayne L’Heureux

Title:	Senior Vice President, Human Resources